Exhibit 10.36
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (“Agreement”) is entered into effective as of November 14, 2023, by and between Assurant, Inc. and its affiliates, subsidiaries, and any successors thereto (collectively “Company”) and Richard Dziadzio (“Employee”).
WHEREAS, Company has determined to terminate the employment relationship with Employee, and Employee and Company agree to terminate the employment relationship on the terms set forth in this Agreement and to agree to certain postemployment covenants;
NOW, THEREFORE, in consideration of the mutual covenants, promises and representations in this Agreement and the General Release and Covenant Not to Sue contained herein, Employee and Company agree as follows:
1.Termination of Employment
Employee’s role as Chief Financial Officer and as an executive officer of Company shall cease effective November 15, 2023. Employee’s employment with Company shall cease effective as of March 18, 2024 (“Termination Date”). From and after the Termination Date, Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, Company. Effective on the Termination Date, all agreements between the Employee and Company are hereby terminated and shall be of no further force and effect.
2.Severance Payments
Company shall pay to Employee, as severance pay in connection with the termination of employment, (x) an amount equal to one (1) times Employee’s annual base salary ($680,000) plus target annual 2023 bonus under the Amended and Restated Assurant, Inc. Executive Short Term Incentive Plan (“ESTIP”) ($680,000), payable in equal monthly installments in accordance with Company’s usual payroll practices over a period of twelve (12) months following the Termination Date and (y) Employee’s 2023 annual ESTIP bonus paid based 80% on the final 2023 financial factor and 20% on the individual performance factor at target (1.0), payable as soon as administratively feasible following the Determination Date (as defined in the ESTIP) (“Severance Payment”). For the avoidance of doubt, Company shall not pay any 2024 annual ESTIP bonus to Employee.
Such payments shall be subject to Employee’s compliance with the Employee Covenants set forth in Section 7 hereof and shall also be subject to applicable tax withholding requirements. The Severance Payment shall be in lieu of any other severance payments to which Employee may be entitled under the Company severance plan or any other plan, program, or agreement of or with Company. For the avoidance of doubt, any breach or threatened breach of any of the Employee Covenants set forth in Section 7 hereof shall, unless waived by the Company’s Chief Administrative Officer, result in a cessation of the Severance Payment.
3.Equity Plan
The unvested portion of the equity awards granted to Employee during Employee’s employment with Company shall vest on a pro-rata basis consistent with the terms and conditions of their respective award agreements. Equity awards that vest in March 2024 are subject to a 6-month hold given Employee’s status as a “specified employee” within the meaning of Internal Revenue Code Section 409A.
4.Employee Benefits
a.COBRA Continuation. Company shall pay Employee an amount equal to and at the same after-tax cost to Employee, as twelve (12) months of Company’s employer contributions for Employee’s health insurance coverage pursuant to Company’s plans, which Employee may use toward any group medical, dental, vision and/or prescription drug plan benefits to which Employee and/or Employee’s eligible dependents would be entitled to under Section 4980B of the Internal Revenue Code (“COBRA”). Such payments under this Section shall be paid in equal monthly installments in accordance with Company’s usual payroll practices over a period of twelve (12) months following the Termination Date and shall be subject to Employee’s compliance with the Employee Covenants set forth in Section 7 hereof.

b.Outplacement Services. Company shall provide Employee a 12-month program of senior level outplacement services by Lee Hecht Harrison, provided Employee commences the program within twelve (12) months of the Termination Date.
c.Other Benefits. Except for Company’s severance plan and as specifically provided herein, this Agreement shall have no effect on the rights of Employee to payments or other benefits due to Employee pursuant to the terms of any employee benefit plans of Company in which Employee participates. No portion of the Severance Payment shall be taken into account in determining the amount of any such employee benefit. On the next scheduled payroll date after the Termination Date, Company shall pay Employee, through direct deposit, an amount equal to Employee’s accrued but unused paid time off pursuant to Company’s policy.
5.Trading Restrictions
Effective immediately following the Termination Date, Employee shall no longer be subject to Company’s securities trading policies. Employee is reminded, however, that trading on the basis of material non-public information, or providing such information to others so that they may trade, is a violation of the federal securities laws.
6.Employee Protection.
    Nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Nothing in this Agreement or otherwise requires Employee to disclose any communications Employee may have had or information Employee may have provided to the SEC or any other Government Agencies regarding possible legal violations.

Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
7.Employee Covenants
a.Confidential Information. Employee shall not, (i) except as set forth in Section 6 hereof, or (ii) except as required by law or by order of a government agency or court of competent jurisdiction, disclose to any person, firm, corporation or other business entity any Confidential Information (as defined herein) proprietary to the Company concerning the business, finances, products, services, operations, clients, employees, affairs or prospects of Company, for any reason or purpose whatsoever, or (iii) make use of any Confidential Information for personal purposes or for the benefit of any person, firm, corporation or other entity except Company. “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes but is not limited to Company inventions, technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, processes, network agreements, provider or network discounts, contract terms, formulas, techniques, lists of or information relating to suppliers, intermediaries (including brokers and agents) and customers, prices, costs, coverages, employee compensation arrangements, pricing methodologies, cost data, market share data, marketing plans, licenses, strategic plans, internal annual or long-term plans, program information, business plans, financial forecasts, non-public financial data, budgets and all other non-public business information disclosed to Employee by Company or of which Employee learned while in the employ of Company.
Further, except as set forth in Section 6 hereof, or as is necessary to obtain new employment or as required by law or by order of a government agency or court of competent jurisdiction, Employee shall not disclose the reasons for or terms of Employee’s departure from the Company without the written consent of the Company and, unless and until this Agreement has been made public by filing with the Securities and Exchange Commission (the “SEC”), Employee will not disclose the contents or substance of this Agreement or the Release (as defined in Section 9 hereof) to anyone except Employee’s immediate family or any tax, legal or other counsel Employee has consulted regarding the meaning or effect hereof or thereof, and Employee will instruct each of the foregoing not to disclose the same. Within ten (10) calendar days following the Termination Date, Employee shall return to the Company any documents, records, files, and other information (whether recorded or stored in paper or electronic form) and any property belonging or relating to the Company, its affiliates, customers, clients, or employees, except as set forth in Section 6 hereof.
b.Restrictions on Solicitation and Competitive Activities. For a period of twelve (12) months following the Termination Date (the “Restricted Period”), Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, directly or indirectly, disrupt or interfere with the business of the Company (i) by soliciting for employment any employee, independent contractor or other service provider who is employed by or providing services to Company as of the Termination Date; (ii) by persuading or influencing any such employee, independent contractor or other service provider to leave the employ or service, as applicable, of the Company (without regard to who initiated the communication); (iii) by soliciting, inducing or attempting to induce any customer, client, account, vendor or other person having a business relationship with the Company to cease doing some or all business with the Company (without regard to who initiated the first communication), (iv) by interfering with the relationship or (if communications between such person and Company concerning a possible business relationship have commenced) the prospective relationship between any such person or entity and Company; or (v) by participating (except as a holder of five percent or less of the common equity of a publicly held corporation) in any business that is engaged, directly or indirectly, in sales or the provision of products or services or other activities in competition with the sales, provision of products or services or other activities of Company, provided, however, that the scope of this Section 7.b.(v) hereof shall be limited to the geographic area or areas where Company is actually engaged in such business or, to the actual or constructive knowledge of Employee, is actively planning to engage or considering engaging in such business.
c.Non-Disparagement and Social Media Updates. Employee shall not publicly or privately disparage Company, its subsidiaries, affiliates, officers or directors, or their brands, products, or services, except as set forth in Section 6 hereof. Company’s Management Committee shall not publicly or privately disparage Employee. Disparage means making comments or statements that are maliciously untrue. In addition, Employee shall, no later than two weeks after Employee’s Termination Date, update all social media and online accounts within Employee’s control, including, but not limited to, LinkedIn, to reflect that Employee is no longer employed by Company.
d.Cooperation. Employee shall provide transition support through Employee’s Termination Date including promptly completing all actions necessary to resign from all offices and statutory positions held with Company. Upon reasonable request by Company, whether prior to or after Employee’s Termination Date, Employee shall complete an officer questionnaire, the responses to which may be used to enable Company to comply with its disclosure obligations with the SEC.

e.All Prior Covenants Null and Void. As of the Termination Date, any covenants (other than those set forth in this Section 7 hereof) in favor of Company by which Employee may otherwise be bound and that are analogous to the Employee Covenants set forth in this Section 7 hereof shall be null and void and no longer enforceable under any circumstances.
8.Enforcement of Restrictions; Rights and Remedies
a.Reasonableness. Employee hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the Company’s interest in protecting its business; and (ii) Employee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
b.Injunctive Relief. Employee recognizes and agrees that should Employee fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of Company’s business, Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, Employee agrees that in the event of the breach or threatened breach by Employee of any of the terms and conditions of Sections 7.a. or 7.b. hereof, Company shall be entitled to preliminary and permanent injunctive relief against her as may be awarded by a court having jurisdiction over the dispute in addition to, and not in lieu of, any other rights or remedies available to Company at law or in equity.
c.Conditions to Company’s Obligation to Make Payments. The consideration for Company’s promises under Sections 2 and 4 hereof are the Employee’s Release under Section 9 hereof and each and every other promise that Employee makes herein.
9.Release of Claims
Notwithstanding anything contained herein to the contrary, Company’s obligations to make the Severance Payment and the payments described in Sections 4.b. and 4.c. hereof are conditioned on Employee’s (i) execution and delivery of this Agreement including the General Release and Covenant Not to Sue (“Release”) in the form set forth in in this Section 9 hereof , (ii) nonrevocation of the Release, (iii) execution, delivery and non-revocation of the affirmation of the Release set forth on Exhibit A hereto and (iv) compliance with the terms of the Release and the Employee Covenants set forth in Section 7 hereof. This general release of claims also does not apply to, waive, affect, limit or interfere with Employee’s preserved rights described in Section 6 hereof.
Except as set forth in Section 6 hereof, Employee hereby releases and forever discharges, and covenants not to sue, Company or its subsidiaries, affiliates, their directors, members, officers, employees, agents, stockholders, successors and assigns, both individually and in their official capacities, (together, the “Company Released Parties”) from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Employee ever had, now has or which Employee’s heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of or related to Employee’s employment with, or termination of employment from, Company and/or its subsidiaries and affiliates (collectively, the “Released Claims”).
Except as set forth in Section 6 hereof, Employee is providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown, up and until the effective date of this Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Released Parties), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of Employee’s employment and the cessation thereof.
Employee further agrees, promises and covenants that, to the maximum extent permitted by law, and except as set forth in Section 6 hereof, neither Employee, nor any person, organization, or other entity acting on Employee’s behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Company Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.
Notwithstanding the foregoing, this Release does not apply to Employee’s right to file a claim to enforce this Agreement. Nor does this Release apply to Employee’s rights to payments or other benefits or to other rights due to Employee pursuant to the terms of any employee benefit plans, incentive compensation plans or agreements or directors’ and officers’ insurance policies of Company in which or under which Employee participates or is covered on the date Employee signs this Agreement, which rights continue to be governed by the terms of the applicable plan documents, agreements and policies.
Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, including any right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, except as set forth in Section 6 hereof, by executing this Release, Employee hereby waives the right to monetary recovery from the Company, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages, or punitive damages, in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Employee’s behalf.
Employee agrees that Employee has carefully read this Release and is signing it voluntarily. Employee fully understands that the terms of this Release contain a release of potentially valuable claims. Employee acknowledges that Company has advised Employee to consult with an attorney prior to signing this Release and that Employee has had sufficient time to consider the terms of this Release.
Employee acknowledges that Company has advised Employee that Employee may consider this Release for up to twenty-one (21) calendar days after receipt prior to signing. Company and Employee agree that any changes, whether or not material, made to this Agreement and this Release do not restart the twenty-one (21) calendar day review period.
Employee acknowledges that Company has advised Employee that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Employee may revoke this Release within seven (7) calendar days from the date of execution hereof by delivering a notice in accordance with Section 10 hereof.
10.Notices
All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or by facsimile transmission, or sent by express, registered or certified mail, postage prepaid, addressed as follows:
If to Employee:
At the most recent address
on file at the Company.

If to Company:
Assurant, Inc.
260 Interstate N Cir SE
Atlanta, Georgia 30339
Attention: Corporate Secretary
Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.
11.Tax Matters
a.Withholding of Taxes.
All payments of the Severance Payment and other benefits required to be provided by Company to Employee under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation, or Company policy.
b.Section 409A of the Internal Revenue Code.
The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event shall Company be liable for any additional tax, interest or penalties that may be imposed on Employee by the Internal Revenue Service under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, each payment in a series of installment payments under this Agreement shall be treated as a separate payment. If required pursuant to Section 409A, payment of certain amounts owed to Employee within the six (6) month period following the Termination Date may be delayed until after such six-month period has elapsed.
12.Governing Law; Forum Selection; Consent to Jurisdiction
Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles, as applied to contracts executed in and performed wholly within the State of Georgia. Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
13.Waiver of Breach
No waiver of any provision of this Agreement shall have any force and effect unless it is in writing signed by the party giving the waiver. Any waiver or forbearance, express or implied, of any breach of this Agreement shall not be construed to be a continuing waiver or a consent to any other or subsequent breach on the part either of the Employee or of the Company.
14.Non-Assignment; Successors
Neither party hereto may assign their rights or delegate their duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company upon any sale of all or substantially all of Company’s assets, or upon any merger, consolidation or reorganization of Company with or into any other corporation, all as though such successors and assigns of Company and their respective successors and assigns were Company, and (ii) this Agreement shall inure to the benefit of the heirs, assigns or designees of Employee to the extent of any payments due to them hereunder. In the event of any sale of all or substantially all of Company’s assets or merger of Company in which Company is not the surviving entity, as used in this Agreement the term “Company” shall be deemed to refer to the surviving corporation, successor or assign of Company.
15.Severability and Intent for a Court to Enforce Covenants to Maximum Extent
If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, Employee and Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof). If, and only if, a court finds that Section 7.b. hereof is not enforceable to the full extent provided by its terms, the parties agree that such court may, and hereby memorialize their intention that such court shall, enforce such provisions to the full geographic and temporal extent that such court may find permissible under applicable law.
16.Entire Agreement
This Agreement constitutes the entire agreement by and between Company and Employee with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between Employee and Company with respect to such subject matter, whether written or oral, including the Change In Control Agreement dated May 16, 2022. This Agreement may be amended or modified only by a written instrument executed by Employee and Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EMPLOYEE
/s/ Richard Dziadzio
Richard Dziadzio

ASSURANT, INC.
By:	/s/ Keith Demmings
Keith Demmings
President & Chief Executive Officer

Exhibit A
This page represents Employee’s reaffirmation (this “Reaffirmation”) of the commitments set forth in the Release entered into effective as of November 14, 2023, by and between Employee and the Company, pursuant to the terms of the Agreement, to which this Reaffirmation is attached, from the date Employee signed the Release through the date that Employee signs this Reaffirmation, and Employee hereby agrees that the release of claims pursuant to the Release will be extended to cover any act, omission or occurrence occurring up to and including the date Employee signs this Reaffirmation.
Employee understands that this Reaffirmation is not effective until seven (7) calendar days after the execution of this Reaffirmation and that Employee may revoke this Reaffirmation within seven (7) calendar days from the date of execution hereof.
•Employee acknowledges that the Company has advised Employee that Employee should consult with an attorney of Employee’s choice prior to signing this Reaffirmation and Employee has had sufficient time to consider the terms of this Reaffirmation.
•Employee acknowledges that the Company has advised Employee that Employee may consider this Reaffirmation and the terms of the Release for up to twenty-one (21) calendar days after Employee’s receipt thereof (the “Consideration Period”) to review prior to signing. Employee acknowledges that Employee may choose to execute this Reaffirmation before the end of the Consideration Period.
•Employee fully understands that the terms of this Reaffirmation contain a release of potentially valuable claims.
•Employee acknowledges and agrees that Employee would not have received the Severance Payment (as defined in the Separation Agreement) but for Employee’s decision to sign the Separation Agreement, the Release and this Reaffirmation and to thereafter honor their respective terms.
Employee ratifies and reaffirms the commitments set forth in the Release:

Richard Dziadzio

Date